Exhibit 99.1

Bank of the Ozarks, Inc. Announces First Quarter 2011 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 13, 2011--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income available to common stockholders for the quarter ended March 31, 2011 was $14.6 million, a decrease of 8.3% from $16.0 million for the first quarter of 2010. Diluted earnings per common share for the first quarter of 2011 were $0.85, a decrease of 9.6% from $0.94 for the first quarter of 2010.

The Company’s first quarter results for both 2011 and 2010 reflected the effects of recent Federal Deposit Insurance Corporation (“FDIC”) assisted acquisitions. During the quarter just ended, the Company completed its fifth FDIC-assisted acquisition. This acquisition resulted in recognition of a gain, which, net of acquisition and conversion costs incurred during the first quarter of 2011, contributed approximately $1.0 million after taxes to first quarter 2011 net income, or $0.06 to diluted earnings per common share. During the first quarter of 2010, the Company completed its first FDIC-assisted acquisition. That acquisition resulted in recognition of a gain, which, net of acquisition and conversion costs incurred during the first quarter of 2010, contributed approximately $5.9 million to first quarter 2010 net income, or $0.35 to diluted earnings per common share.

The Company’s returns on average assets and average common stockholders’ equity for the first quarter of 2011 were 1.77% and 18.16%, respectively, compared to 2.32% and 23.70%, respectively, for the first quarter of 2010.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report excellent results for the first quarter of 2011. Highlights of the quarter included our best quarterly net interest margin as a public company, record net interest income, another profitable acquisition and favorable results for service charge income and asset quality.”

Loans and leases, excluding those covered by FDIC loss share agreements (“covered loans”), were $1.81 billion at March 31, 2011, a decrease of 3.9% from $1.88 billion at March 31, 2010. Including covered loans, loans and leases were $2.35 billion at March 31, 2011, an increase of 16.7% from $2.02 billion at March 31, 2010.

Deposits were $2.58 billion at March 31, 2011, an increase of 14.5% compared to $2.25 billion at March 31, 2010.

Total assets were $3.33 billion at March 31, 2011, an increase of 10.2% from $3.02 billion at March 31, 2010.

Common stockholders’ equity was $335 million at March 31, 2011, an increase of 18.1% from $284 million at March 31, 2010. Book value per common share was $19.58 at March 31, 2011, an increase of 16.9% from $16.75 at March 31, 2010. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common stockholders’ equity to total assets was 10.06% as of March 31, 2011 compared to 9.39% as of March 31, 2010. Its ratio of tangible common stockholders’ equity to tangible total assets was 9.84% as of March 31, 2011 compared to 9.17% as of March 31, 2010.

Mr. Gleason stated, “In recent years our strong earnings have resulted in significant increases in our capital ratios. We believe we will have numerous opportunities over the next several years, including opportunities for additional FDIC-assisted acquisitions, to profitably deploy this accumulated capital.”

NET INTEREST INCOME

Net interest income for the first quarter of 2011 increased 32.7% to a record $36.1 million compared to $27.2 million for the first quarter of 2010. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.61% in the first quarter of 2011, an increase of 62 basis points from 4.99% in the first quarter of 2010. Average earning assets were $2.77 billion for the first quarter of 2011, an increase of 14.4% from $2.42 billion in the first quarter of 2010. The increase in average earning assets in the first quarter of 2011 compared to the first quarter of 2010 was due primarily to a $544 million dollar increase in the average balance of covered loans, partially offset by a $126 million decrease in the average balance of investment securities and a $69 million decrease in the average balance of non-covered loans and leases.

NON-INTEREST INCOME

Non-interest income for the first quarter of 2011 was $13.0 million, a 25.2% decrease from $17.4 million for the first quarter of 2010. These results included pre-tax bargain purchase gains on FDIC-assisted acquisitions of $3.0 million in the first quarter of 2011 compared to $10.0 million in the first quarter of 2010.

Service charges on deposit accounts were $3.8 million in the first quarter of 2011, an increase of 19.9% from $3.2 million in the first quarter of 2010.

Mortgage lending income was $0.68 million in the first quarter of 2011, an increase of 29.2% from $0.53 million in the first quarter of 2010.

Trust income was $0.78 million in the first quarter of 2011, a decrease of 15.2% from $0.92 million in the first quarter of 2010.

In the first quarter of 2011, income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $2.0 million and other loss share income was $1.0 million. The Company had no such income in the first quarter of 2010.

Net gains on investment securities and sales of other assets were $0.56 million in the first quarter of 2011 compared to net gains in such categories of $1.62 million in the first quarter of 2010. Since 2009, the Company has been a net seller of investment securities. As a result, the Company reduced its investment securities portfolio by $108 million during 2010 and by $9 million during the first quarter of 2011. These reductions were undertaken as part of the Company’s ongoing management of its investment securities portfolio and balance sheet, and they were primarily based on the Company’s ongoing evaluations of interest rate risk and plans to free capital for making FDIC-assisted acquisitions.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2011 was $26.2 million compared to $17.5 million for the first quarter of 2010, an increase of 49.9%. These results include acquisition and conversion costs of $1.4 million in the first quarter of 2011 and $0.3 million in the first quarter of 2010. Write downs of other real estate owned were $2.6 million in the first quarter of 2011 compared to $1.6 million in the first quarter of 2010. Other increases in non-interest expense in the first quarter of 2011 compared to the first quarter of 2010 include expenses attributable to the Company’s addition of offices and personnel, primarily through the FDIC-assisted acquisitions, extensive training activities associated with the Company’s acquired offices, increased loan collection, repossessions and other real estate owned expenses associated with the Company’s acquired portfolios and ongoing due diligence related to the Company’s FDIC-assisted acquisition efforts. The Company had 94 offices at March 31, 2011 compared to 78 offices at March 31, 2010.

The Company’s efficiency ratio for the quarter ended March 31, 2011 was 51.0% compared to 37.0% for the first quarter of 2010.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans and foreclosed real estate covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports as “covered” assets (i.e., covered by FDIC loss share agreements) with a carrying value equal to the net present value of expected future proceeds. At March 31, 2011, the carrying value of loans covered by loss share was $544 million, foreclosed real estate covered by loss share was $46 million and the FDIC loss share receivable was $197 million. At March 31, 2010, the carrying value of loans covered by loss share was $135 million, foreclosed real estate covered by loss share was $9 million and the FDIC loss share receivable was $44 million. As a result of the FDIC loss share indemnification related to these assets and the net present value method of valuing these assets, such assets are excluded from the computations of the following asset quality ratios, except for their inclusion in total assets.

Nonperforming loans and leases as a percent of total loans and leases were 0.77% as of March 31, 2011, a decrease from 1.02% as of March 31, 2010, but a slight increase from 0.75% as of December 31, 2010.

Nonperforming assets as a percent of total assets decreased to 1.62% as of March 31, 2011 from 2.68% as of March 31, 2010 and 1.72% as of December 31, 2010.

The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases increased to 2.19% as of March 31, 2011 compared to 1.70% as of March 31, 2010 and 2.02% as of December 31, 2010.

The Company’s annualized net charge-off ratio for the first quarter of 2011 decreased to 0.72% from 0.86% for the first quarter of 2010 and 0.87% for the fourth quarter of 2010. For the first quarter of 2011, the Company’s net charge-offs were $3.3 million, a decrease from $4.0 million in the first quarter of 2010 and $4.1 million in the fourth quarter of 2010.

For the first quarter of 2011, the Company’s provision for loan and lease losses decreased to $2.3 million compared to $4.2 million in the first quarter of 2010 and $4.1 million in the fourth quarter of 2010.

The Company’s allowance for loan and lease losses was $39.2 million, or 2.17% of total loans and leases, at March 31, 2011 compared to $39.8 million, or 2.11% of total loans and leases, at March 31, 2010 and $40.2 million, or 2.17% of total loans and leases, at December 31, 2010.

FIRST QUARTER ACQUISITION

On January 14, 2011, the Company, through its wholly-owned bank subsidiary, entered into a purchase and assumption agreement with loss share agreements with the FDIC pursuant to which it acquired substantially all the assets and assumed all the deposits and certain other liabilities of the former Oglethorpe Bank with two offices in Brunswick and St. Simons Island, Georgia. The Company recognized a pre-tax bargain purchase gain of $3.0 million on the Oglethorpe transaction and, during the quarter, incurred pre-tax acquisition and conversion costs of $1.4 million in connection with this acquisition and the completion of and preparation for the systems conversion related to the Company’s acquisitions. After taxes, this bargain purchase gain, net of acquisition and conversion costs, contributed approximately $1.0 million to first quarter net income, or $0.06 to diluted earnings per common share.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, April 14, 2011. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 57388902. The telephone playback will be available through May 31, 2011, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying satisfactory sites, hiring qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into additional FDIC-assisted transactions; opportunities to profitably deploy capital; the ability to attract new deposits, loans, and leases; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, including their effect on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related covered assets; changes in legal and regulatory requirements; changes in regular or special assessments by the FDIC for deposit insurance; recently enacted and potential legislation and regulatory actions, including legislation intended to stabilize economic conditions and credit markets, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2010 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 94 offices, including 66 Arkansas offices, 12 Georgia offices, nine Texas offices, three Florida offices, two North Carolina offices, and one office each in South Carolina and Alabama. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended
	March 31,
	2011	2010	% Change
Income statement data:
Net interest income	$36,083	$27,193	32.7%
Provision for loan and lease losses	2,250	4,200	(46.4)
Non-interest income	12,990	17,365	(25.2)
Non-interest expense	26,192	17,471	49.9
Noncontrolling interest	3	11	(72.7)
Net income available to common stockholders	14,630	15,954	(8.3)

Common stock data:
Net income per share – diluted	$0.85	$0.94	(9.6)%
Net income per share – basic	0.86	0.94	(8.5)
Cash dividends per share	0.17	0.14	21.4
Book value per share	19.58	16.75	16.9
Diluted shares outstanding (thousands)	17,183	16,968
End of period shares outstanding (thousands)	17,098	16,926

Balance sheet data at period end:
Assets	$3,326,878	$3,018,211	10.2%
Loans and leases not covered by loss share	1,807,894	1,880,946	(3.9)
Allowance for loan and lease losses	39,225	39,774	(1.4)
Loans covered by loss share	544,067	134,635	304.1
ORE covered by loss share	46,191	8,859	421.4
FDIC loss share receivable	197,214	44,147	346.7
Investment securities	390,141	540,031	(27.8)
Goodwill	5,243	5,243	-
Other intangibles – net of amortization	2,855	1,940	47.2
Deposits	2,580,043	2,252,455	14.5
Repurchase agreements with customers	39,043	52,079	(25.0)
Other borrowings	282,689	342,469	17.5
Subordinated debentures	64,950	64,950	-
Common stockholders’ equity	334,830	283,513	18.1
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	742	6,250	(88.1)
Loan and lease including covered loans to deposit ratio	91.16%	89.48%

Selected ratios:
Return on average assets*	1.77%	2.32%
Return on average common stockholders’ equity*	18.16	23.70
Average common equity to total average assets	9.74	9.81
Net interest margin – FTE*	5.61	4.99
Efficiency ratio	50.97	37.01
Net charge-offs to average loans and leases*(1)	0.72	0.86
Nonperforming loans and leases to total loans and leases(1)	0.77	1.02
Nonperforming assets to total assets(1)	1.62	2.68
Allowance for loan and lease losses to total loans and leases(1)	2.17	2.11

Other information:
Non-accrual loans and leases(1)	$13,973	$19,228
Accruing loans and leases – 90 days past due(1)	-	-
ORE and repossessions(1)	39,820	61,556

* Ratios for interim periods annualized based on actual days.
(1) Excludes loans and/or ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11
Earnings Summary:
Net interest income	$30,262	$29,232	$28,495	$27,193	$29,729	$32,768	$33,945	$36,083
Federal tax (FTE) adjustment	3,060	2,557	2,229	2,649	2,554	2,447	2,341	2,318
Net interest income (FTE)	33,322	31,789	30,724	29,842	32,283	35,215	36,286	38,401
Provision for loan and lease losses	(21,100)	(7,500)	(5,600)	(4,200)	(3,400)	(4,300)	(4,100)	(2,250)
Non-interest income	22,610	5,810	13,257	17,365	9,127	25,183	18,646	12,990
Non-interest expense	(17,945)	(15,499)	(19,001)	(17,471)	(21,110)	(23,565)	(25,274)	(26,192)
Pretax income (FTE)	16,887	14,600	19,380	25,536	16,900	32,533	25,558	22,949
FTE adjustment	(3,060)	(2,557)	(2,229)	(2,649)	(2,554)	(2,447)	(2,341)	(2,318)
Provision for income taxes	(3,250)	(2,599)	(4,472)	(6,944)	(3,488)	(9,878)	(6,303)	(6,004)
Noncontrolling interest	-	25	17	11	32	17	17	3
Preferred stock dividend	(1,076)	(1,078)	(3,048)	-	-	-	-	-
Net income available to common stockholders	$9,501	$8,391	$9,648	$15,954	$10,890	$20,225	$16,931	$14,630

Earnings per common share – diluted	$0.56	$0.50	$0.57	$0.94	$0.64	$1.19	$0.99	$0.85

Non-interest Income:
Service charges on deposit accounts	$3,047	$3,234	$3,338	$3,202	$3,933	$4,002	$4,019	$3,838
Mortgage lending income	1,096	672	682	527	815	1,024	1,495	681
Trust income	751	801	880	922	794	802	888	782
Bank owned life insurance income	484	495	1,729	464	534	580	574	568
Gains (losses) on investment securities	16,519	142	6,322	1,697	2,052	570	226	152
Gains (losses) on sales of other assets	(32)	(51)	(142)	(73)	38	267	571	407
Gains on FDIC-assisted transactions	-	-	-	10,037	-	16,122	8,859	2,952
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	-	-	-	-	271	906	1,252	1,998
Other loss share income, net	-	-	-	-	-	295	304	971
Other	745	517	448	589	690	615	458	641
Total non-interest income	$22,610	$5,810	$13,257	$17,365	$9,127	$25,183	$18,646	$12,990

Non-interest Expense:
Salaries and employee benefits	$7,978	$7,823	$8,131	$8,275	$8,996	$10,539	$12,351	$11,647
Net occupancy expense	2,449	2,558	2,156	2,421	2,416	2,782	2,999	3,106
Other operating expenses	7,490	5,091	8,686	6,748	9,587	10,111	9,764	11,211
Amortization of intangibles	28	27	28	27	111	133	160	228
Total non-interest expense	$17,945	$15,499	$19,001	$17,471	$21,110	$23,565	$25,274	$26,192

Allowance for Loan and Lease Losses:
Balance at beginning of period	$36,949	$43,635	$39,280	$39,619	$39,774	$40,176	$40,250	$40,230
Net charge-offs	(14,414)	(11,855)	(5,261)	(4,045)	(2,998)	(4,226)	(4,120)	(3,255)
Provision for loan and lease losses	21,100	7,500	5,600	4,200	3,400	4,300	4,100	2,250
Balance at end of period	$43,635	$39,280	$39,619	$39,774	$40,176	$40,250	$40,230	$39,225

Selected Ratios:
Net interest margin - FTE*	4.80%	4.80%	4.89%	4.99%	5.10%	5.31%	5.35%	5.61%
Efficiency ratio	32.08	41.22	43.20	37.01	50.98	39.02	46.01	50.97
Net charge-offs to average loans and leases*(1)	2.89	2.38	1.08	0.86	0.64	0.88	0.87	0.72
Nonperforming loans and leases/total loans and leases(1)	0.90	1.00	1.24	1.02	0.87	0.90	0.75	0.77
Nonperforming assets/total assets(1)	1.37	2.88	3.06	2.68	2.12	1.85	1.72	1.62
Allowance for loan and lease losses to total loans and leases(1)	2.19	2.03	2.08	2.11	2.11	2.13	2.17	2.17
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(1)	2.34	1.77	1.99	1.70	1.80	1.90	2.02	2.19

* Annualized based on actual days.
(1) Excludes loans and/or ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis (Dollars in Thousands) Unaudited

	Quarter Ended
	March 31, 2011
	Average Balance	Income/ Expense	Yield/ Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$1,884	$3	0.54%
Investment securities:
Taxable	42,263	427	4.09
Tax-exempt – FTE	351,570	6,604	7.62
Loans and leases – FTE	1,827,543	27,882	6.19
Covered loans*	551,629	11,424	8.40
Total earning assets – FTE	2,774,889	46,340	6.77
Non-earning assets	578,644
Total assets	$3,353,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,338,957	$2,266	0.69%
Time deposits of $100,000 or more	481,032	1,235	1.04
Other time deposits	464,046	1,279	1.12
Total interest bearing deposits	2,284,035	4,780	0.85
Repurchase agreements with customers	42,595	61	0.58
Other borrowings	297,351	2,672	3.64
Subordinated debentures	64,950	426	2.66
Total interest bearing liabilities	2,688,931	7,939	1.20
Non-interest bearing liabilities:
Non-interest bearing deposits	314,173
Other non-interest bearing liabilities	20,207
Total liabilities	3,023,311
Common stockholders’ equity	326,787
Noncontrolling interest	3,435
Total liabilities and stockholders’ equity	$3,353,533

Net interest income – FTE		$38,401
Net interest margin – FTE			5.61%

* Covered loans are loans covered by FDIC loss share agreements.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217